Exhibit 99.1

News Release

PartnerRe Ltd. Reports First Quarter 2011 Results

•	First Quarter Operating Loss per share of $10.82; Net Loss per share of $11.99

•	First Quarter Annualized Operating ROE of (46.1)%; Annualized Net Income /(Loss) ROE of (51.2)%

•	Book Value of $82.50 per share, compared to $93.77 at December 31, 2010

PEMBROKE, Bermuda, May 2, 2011 — PartnerRe Ltd. (NYSE, Euronext: PRE) today reported a net loss of $807.0 million, or $11.99 per share on a fully diluted basis for the first quarter of 2011. This net loss includes net after-tax realized and unrealized losses on investments of $88.4 million, or $1.30 per share. Net income for the first quarter of 2010 was $79.7 million, or $0.85 per share on a fully diluted basis, including net after-tax realized and unrealized gains on investments of $110.6 million, or $1.33 per share. The Company recorded an operating loss of $735.6 million, or $10.82 per share on a fully diluted basis, for the first quarter of 2011. This compares to an operating loss of $50.4 million, or $0.60 per share, for the first quarter of 2010. Operating earnings or loss excludes net after-tax realized and unrealized investment gains and losses, net after-tax foreign exchange gains and losses, and net after-tax interest in results of equity investments, and is calculated after payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on results for the first quarter of 2011, PartnerRe President & Chief Executive Officer Costas Miranthis said, “During the first quarter, we witnessed an exceptional frequency of catastrophic events in international markets. As PartnerRe underwrites a globally diversified portfolio, the losses in Japan, New Zealand and Australia together led to catastrophe losses significantly in excess of our quarterly expectations. Despite heavy losses in the current quarter, we continue to believe in the value of geographic diversification of our catastrophe portfolio as a means of optimizing our long-term risk–adjusted returns. The strength of our balance sheet has enabled us to absorb these losses and maintain a strong capital position.”

Mr. Miranthis added, “The frequency of recent events, as well as recent revisions in modeling tools, are leading many of our clients to reevaluate their view of risk. While the pricing reaction in loss affected areas is predictable, the broader reevaluation of catastrophe risk is beginning to change the pricing dynamics in all property catastrophe markets. While clearly we are at an early stage in this process, the initial indications we’ve received are encouraging. For longer tail lines, we do not have the same pricing momentum, but we have seen a bottoming out in rate levels and encouraging signs that opportunities will arise as economies begin their recovery.”

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

“With PartnerRe’s financial strength and stability and global franchise, we remain well-positioned to provide continued capital support to our clients and appropriate risk-adjusted returns to our shareholders,” Mr. Miranthis said.

Highlights for the first quarter of 2011 include:

Results of operations:

•

Net premiums written were down 18% to $1.5 billion primarily related to the Company’s decision to cancel and non-renew business in order to reposition its portfolios following the integration of PARIS RE, and also reflects a continued competitive pricing environment in most lines. Foreign exchange decreased net premiums written by 2%.

•	Net premiums earned were down 8% to $1.1 billion primarily due to the reasons described above, however, the impact was lower due to the earning of premiums related to business written in 2010.

•

The Non-life combined ratio was 193.7% and included 115.8 points (or $1,018 million) related to catastrophe events during the quarter, including the Japan earthquake and resulting tsunami, the New Zealand earthquake, and the Australian cyclone and flood events (“the 2011 catastrophic events”) and included 16.1 points (or $142 million) of net favorable loss development on prior accident years.

•

Our total direct losses related to the 2011 catastrophic events are estimated to be $1,071 million pre-tax, net of reinstatements, reinsurance and commission adjustments, and include $1,018 million in our Non-life segment, $4 million in our Life segment and $49 million in our Corporate and Other segment related to insurance-linked securities.

•	Net investment income was down 12% to $152 million primarily due to lower reinvestment rates and the negative impact of foreign exchange of 2%.

•

Pre-tax net realized and unrealized losses were $112 million, including a loss of $98 million from standard, investment grade fixed maturities driven by changes in interest rates and credit spreads. The remaining portfolio contributed a loss of $14 million, inclusive of a $49 million loss related to insurance-linked securities impacted by the Japan earthquake.

•	The effective tax rate on the first quarter operating loss and non-operating loss were (1)% and 28%, respectively.

•

Operating loss and net loss for the first quarter of 2011 were $736 million and $807 million, respectively. Operating loss per share and net loss per share for the first quarter 2011 were $10.82 and $11.99, respectively.

•	The annualized operating ROE and net income/loss ROE were (46.1)% and (51.2)% for the first quarter 2011, respectively.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Balance sheet and capitalization:

•

Total investments, cash and funds held – directly managed at March 31, 2011 were flat with December 31, 2010 at $18.2 billion. Net Non-life loss and loss expense reserves were up 11% to $11.5 billion at March 31, 2011 when compared to December 31, 2010, primarily due to the impact of the 2011 catastrophic events.

•	Net policy benefits for life and annuity contracts were down 4% to $1.7 billion when compared to December 31, 2010.

•

Total capital was $7.0 billion at March 31, 2011, down 13% from $8.0 billion at December 31, 2010. The decrease was primarily due to the comprehensive loss of $769 million for the first quarter of 2011, which was driven by the net loss of $807 million and was partially offset by an increase of $38 million in the currency translation account, and also reflects share repurchases and dividends paid during the quarter.

•

During the first quarter of 2011, the Company repurchased approximately 2.8 million common shares at a total cost of approximately $227 million. Approximately 3.7 million common shares now remain under the current repurchase authorization.

•	Total shareholders’ equity was $6.2 billion at March 31, 2011, compared to $7.2 billion at December 31, 2010. The decrease was primarily driven by the factors described above under total capital.

•	Book value per common share at March 31, 2011 was $82.50 on a fully diluted basis compared to $93.77 per diluted share at December 31, 2010.

Segment and sub-segment highlights for the first quarter of 2011 include:

Non-life:

•

All Non-life sub-segments reported a reduction in net premiums written compared to the first quarter of 2010 primarily related to the Company’s decision to cancel and non-renew business in order to reposition portfolios following the integration of PARIS RE, and also reflects a continued competitive pricing environment in most lines.

•

The North America sub-segment’s net premiums written were down 5% primarily due to lower property and motor premiums. This sub-segment delivered an unchanged technical ratio of 92.6%, which included $40 million, or 15.3 points on the technical ratio, of net favorable prior year loss development and $13 million, or 5.0 points on the technical ratio, of losses related to the 2011 catastrophic events.

•

The Global (Non-U.S.) P&C sub-segment’s net premiums written were down 27%, with all lines contributing to the decrease. This sub-segment was less affected by catastrophe losses this quarter compared to the same period last year and reported a

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

technical ratio of 104.9%, with approximately $46 million, or 25.6 points on the technical ratio, attributable to the 2011 catastrophic events. This sub-segment included $32 million, or 18.0 points on the technical ratio, of net favorable prior year loss development.

•

The Global (Non-U.S.) Specialty sub-segment’s net premiums written were down 31%, with most lines contributing to the decrease. This sub-segment’s technical ratio of 95.0% included $32 million, or 10.2 points on the technical ratio, of losses related to the 2011 catastrophic events and $35 million, or 10.9 points on the technical ratio, of net favorable prior year loss development.

•

The Catastrophe sub-segment’s net premiums written were down 19% as the Company reduced certain catastrophe exposures. This sub-segment reported a technical loss this quarter, which included $927 million, or 753.6 points on the technical ratio, of losses related to the 2011 catastrophic events and $35 million, or 28.4 points on the technical ratio, of net favorable prior year loss development.

Life:

•

The Life segment’s net premiums written increased by 13% due to growth in longevity and mortality business compared to the same period in 2010. This segment’s technical result was $9 million and reflected net favorable loss development of $4 million.

•

The Life allocated underwriting result, which includes the technical result, allocated investment income and operating expenses, was $12 million for the first quarter of 2011 and was flat when compared to the same period in 2010.

Corporate and Other:

•

Investment and capital markets activities contributed $22 million to pre-tax net income, excluding Life investment income. Of this amount, $133 million was included in pre-tax operating loss and an additional $(111) million in net realized and unrealized losses on investments and earnings from equity investee companies in pre-tax net loss.

Effective January 1, 2011, the Company changed its definition of operating earnings to exclude after-tax net foreign exchange gains and losses. In addition, effective January 1, 2011, the Company changed its definition of annualized operating ROE to divide operating earnings per diluted share by beginning book value per diluted share. The Company has recast all prior periods to reflect these definition changes in its first quarter 2011 financial supplement.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

The Company has posted its first quarter 2011 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data.

The Company will hold a dial-in conference call and question and answer session with investors at 10 a.m. Eastern tomorrow, May 3. Investors and analysts are encouraged to call in 15 minutes prior to the commencement of the call. The conference call can be accessed by dialing (888) 505-4375 or, from outside the United States, by dialing (719) 457-2628. The media are invited to listen to the call live over the Internet on the Investor Relations section of PartnerRe’s web site, www.partnerre.com. To listen to the webcast, please log on to the broadcast at least five minutes prior to the start.

Net income/loss per share is defined as net income/loss available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income/loss available to common shareholders is defined as net income/loss less preferred dividends. Operating earnings/loss is defined as net income/loss available to common shareholders excluding after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses and after-tax interest in earnings/losses of equity investments. Operating earnings/loss per share is defined as operating earnings/loss divided by the weighted average number of fully diluted shares outstanding for the period.

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning diluted book value per common and common share equivalents outstanding to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses, and the after-tax interest in earnings/losses of equity investments, where the Company does not control the investee companies’ activities. The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses total capital, which is defined as total shareholders’ equity, long-term debt, senior notes and CENts, to manage the capital structure of the Company.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended December 31, 2010, total revenues were $5.9 billion. At March 31, 2011, total assets were $23.9 billion, total capital was $7.0 billion and total shareholders’ equity was $6.2 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Briana Kelly
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

PartnerRe Ltd.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(Expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Revenues
Gross premiums written	$1,557,561	$1,909,326

Net premiums written	$1,470,419	$1,784,165
Increase in unearned premiums	(405,830)	(630,386)

Net premiums earned	1,064,589	1,153,779
Net investment income	151,633	173,122
Net realized and unrealized investment (losses) gains	(112,199)	145,474
Other income	1,813	1,274

Total revenues	1,105,836	1,473,649

Expenses
Losses and loss expenses and life policy benefits	1,607,217	1,012,337
Acquisition costs	207,849	220,107
Other operating expenses	104,297	128,134
Interest expense	12,300	7,132
Amortization of intangible assets	8,827	4,803
Net foreign exchange gains	(695)	(3,627)

Total expenses	1,939,795	1,368,886

(Loss) income before taxes and interest in earnings of equity investments	(833,959)	104,763
Income tax (benefit) expense	(26,258)	27,554
Interest in earnings of equity investments	745	2,445

Net (loss) income	$(806,956)	$79,654

Preferred dividends	$8,631	$8,631

Operating loss available to common shareholders	$735,572	$(50,408)

Comprehensive (loss) income, net of tax	$(769,410)	$6,978

Per share data:
(Loss) earnings per common share:
Basic operating loss	$(10.82)	$(0.62)
Net realized and unrealized investment (losses) gains, net of tax	(1.30)	1.35
Net foreign exchange gains, net of tax	0.11	0.11
Interest in earnings of equity investments, net of tax	0.02	0.03

Basic net (loss) income	$(11.99)	$0.87

Weighted average number of common shares outstanding	67,997.4	81,696.9
Diluted operating loss	$(10.82)	$(0.60)
Net realized and unrealized investment (losses) gains, net of tax	(1.30)	1.33
Net foreign exchange gains, net of tax	0.11	0.10
Interest in earnings of equity investments, net of tax	0.02	0.02

Diluted net (loss) income	$(11.99)	$0.85

Weighted average number of common shares and common share equivalents outstanding	67,997.4	83,328.8

PartnerRe Ltd.

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Investments:
Fixed maturities, trading securities, at fair value	$13,258,543	$12,824,389
Short-term investments, trading securities, at fair value	80,707	49,397
Equities, trading securities, at fair value	1,053,083	1,071,676
Other invested assets	292,220	352,405

Total investments	14,684,553	14,297,867
Funds held – directly managed	1,514,453	1,772,118
Cash and cash equivalents, at fair value, which approximates amortized cost	2,009,737	2,111,084
Accrued investment income	187,718	201,928
Reinsurance balances receivable	2,515,845	2,076,884
Reinsurance recoverable on paid and unpaid losses	456,352	382,878
Funds held by reinsured companies	848,182	937,032
Deferred acquisition costs	671,417	595,557
Deposit assets	231,922	256,702
Net tax assets	14,270	14,960
Goodwill	455,533	455,533
Intangible assets	166,187	178,715
Other assets	146,606	83,113

Total assets	$23,902,775	$23,364,371

Liabilities
Unpaid losses and loss expenses	$11,887,316	$10,666,604
Policy benefits for life and annuity contracts	1,670,768	1,750,410
Unearned premiums	2,102,053	1,599,139
Other reinsurance balances payable	505,198	491,194
Deposit liabilities	241,948	268,239
Net tax liabilities	257,062	316,325
Accounts payable, accrued expenses and other	242,608	244,552
Debt related to senior notes	750,000	750,000
Debt related to capital efficient notes	70,989	70,989

Total liabilities	17,727,942	16,157,452

Shareholders’ Equity
Common shares (par value $1.00, issued: 2011, 84,271,175 shares; 2010, 84,033,089 shares)	84,271	84,033
Series C cumulative preferred shares (par value $1.00, issued and outstanding:
2011 and 2010, 11,600,000 shares; aggregate liquidation value: 2011 and 2010, $290,000)	11,600	11,600
Series D cumulative preferred shares (par value $1.00, issued and outstanding:
2011 and 2010, 9,200,000 shares; aggregate liquidation value: 2011 and 2010, $230,000)	9,200	9,200
Additional paid-in capital	3,429,429	3,419,864
Accumulated other comprehensive income:
Currency translation adjustment	53,882	16,101
Other accumulated comprehensive loss	(12,280)	(12,045)
Retained earnings	3,908,446	4,761,178
Common shares held in treasury, at cost (2011, 16,831,534 shares; 2010, 14,046,895 shares)	(1,309,715)	(1,083,012)

Total shareholders’ equity	6,174,833	7,206,919

Total liabilities and shareholders’ equity	$23,902,775	$23,364,371

Shareholders’ Equity Per Common Share (excluding cumulative preferred shares: 2011 and 2010, $520,000)	$83.85	$95.55

Diluted Book Value Per Common and Common Share Equivalents Outstanding (assuming exercise of all share-based awards)	$82.50	$93.77

Number of Common and Common Share Equivalents Outstanding	68,542.4	71,312.3

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

For the three months ended March 31, 2011

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$338	$318	$375	$317	$1,348	$208	$2	$1,558
Net premiums written	$338	$317	$315	$292	$1,262	$206	$2	$1,470
(Increase) decrease in unearned premiums	(79)	(136)	2	(168)	(381)	(22)	(2)	(405)

Net premiums earned	$259	$181	$317	$124	$881	$184	$—	$1,065
Losses and loss expenses and life policy benefits	(174)	(150)	(221)	(918)	(1,463)	(145)	—	(1,608)
Acquisition costs	(66)	(40)	(80)	8	(178)	(30)	—	(208)

Technical result	$19	$(9)	$16	$(786)	$(760)	$9	$—	$(751)
Other income					1	—	1	2
Other operating expenses					(66)	(12)	(26)	(104)

Underwriting result					$(825)	$(3)	n/a	$(853)
Net investment income						15	137	152

Allocated underwriting result (1)						$12	n/a	n/a
Net realized and unrealized investment losses							(112)	(112)
Interest expense							(12)	(12)
Amortization of intangible assets							(9)	(9)
Net foreign exchange gains							—	—
Income tax benefit							26	26
Interest in earnings of equity investments							1	1

Net loss							n/a	$(807)

Loss ratio (2)	67.0%	82.8%	69.7%	743.0%	166.0%
Acquisition ratio (3)	25.6	22.1	25.3	(6.7)	20.3

Technical ratio (4)	92.6%	104.9%	95.0%	736.3%	186.3%
Other operating expense ratio (5)					7.4

Combined ratio (6)					193.7%

For the three months ended March 31, 2010

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$358	$444	$509	$409	$1,720	$187	$2	$1,909
Net premiums written	$357	$436	$456	$358	$1,607	$183	$(6)	$1,784
(Increase) decrease in unearned premiums	(89)	(206)	(119)	(204)	(618)	(18)	6	(630)

Net premiums earned	$268	$230	$337	$154	$989	$165	$—	$1,154
Losses and loss expenses and life policy benefits	(179)	(246)	(303)	(153)	(881)	(132)	—	(1,013)
Acquisition costs	(69)	(52)	(64)	(12)	(197)	(23)	—	(220)

Technical result	$20	$(68)	$(30)	$(11)	$(89)	$10	$—	$(79)
Other income					1	—	—	1
Other operating expenses					(78)	(14)	(36)	(128)

Underwriting result					$(166)	$(4)	n/a	$(206)
Net investment income						16	157	173

Allocated underwriting result						$12	n/a	n/a
Net realized and unrealized investment gains							146	146
Interest expense							(7)	(7)
Amortization of intangible assets							(5)	(5)
Net foreign exchange gains							4	4
Income tax expense							(27)	(27)
Interest in earnings of equity investments							2	2

Net income							n/a	$80

Loss ratio (2)	66.9%	107.0%	90.0%	99.0%	89.1%
Acquisition ratio (3)	25.7	22.8	18.9	7.9	19.9

Technical ratio (4)	92.6%	129.8%	108.9%	106.9%	109.0%
Other operating expense ratio (5)					7.9

Combined ratio (6)					116.9%

(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.